[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

Exhibit 10.11

DATED THIS             DAY OF 27 /12- /2022

BETWEEN

GRAPHJET TECHNOLOGY SDN. BHD.

(Registration No.: 201901046089 (1355419-P))

AND

TOYODA TRIKE INC

SUPPLY AGREEMENT

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is made on the	day of 27/12 /2022.

BETWEEN

1.	GRAPHJET TECHNOLOGY SDN. BHD. (Registration No.: 201901046089 (1355419-P)), a company incorporated in accordance with the laws of Malaysia and having its business address at Unit No L4-E-8, Enterprise 4, Technology Park Malaysia Bukit Jalil, 57000 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia (hereinafter referred to as “Vendor”, which expression shall include its respective successors-in-title, assigns and nominees) of the first part;

AND

2.	TOYODA TRIKE INC, a private limited company incorporated in Japan and having its business address at Inui Building Kachidoki (Reception: 4F) 1-13-1, Kochidoki. Tokyo, Japan (hereinafter referred to as “Purchaser”, which expression shall include its respective successors-in-title, assigns and nominees) of the last part,

The Vendor and the Purchaser shall collectively be referred as the “Parties” and individually as a “Party”.

WHEREAS:

A.	The Vendor is in the business of manufacturing and supplying of palm-based artificial graphene and graphite (“Products”) for a variety of consumer products including but not limited to electric vehicle batteries.

B.	The Purchaser is in the business of developing, manufacturing and sell hydrogen energy vehicles, pure electric vehicles, electric bicycles (including electric motorcycles), drones, electric agriculture vehicles, yachts and hydrogen internal combustion engine vehicle.

C.	The Purchaser has issued a letter of intent dated 12 May 2022 (“LOI”) to purchase the Products.

D.	Further to the LOI, the Vendor is now desirous of supplying the Products to the Purchaser and the Purchaser is desirous of purchasing and accepting the sale of the Products upon the terms and conditions contained herein.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings:

“Agreement”	means this agreement, together with any amendments hereto that may be agreed in writing between the Parties after the date hereof;

“Applicable Laws”	means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-

“Business Day”

laws, regulations, ordinances, codes, rules and rulings to which such person is subject; means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which commercial banks are open for business in Kuala Lumpur;

“Effective Date”	means the date of this Agreement;

“Intellectual Property Rights”	means all intellectual property rights, including but not limited to rights to patents, rights in circuit layouts, trademarks, service marks, trade names, registered designs, copyrights, and other forms of intellectual property or industrial property, know-how, inventions, formulae, confidential or secret processes, trade secrets and confidential information, and any other protected rights and assets and any licenses and permissions in connection therewith, in each case in any part of the world and whether or not registered or registrable and for the full period thereof, and all extensions and renewals thereof, and all applications for registration in connection with the foregoing;

“Minimum Quantity”	shall have the meaning ascribed in Clause 2.1; and

“Price”	shall have the meaning ascribed in Clause 2.1.

1.2	Interpretation

In this Agreement, headings are for convenience only and shall not affect the construction of this Agreement. The following rules also apply in interpreting this Agreement, unless the context otherwise requires:

(a)	reference to any statutory provision shall include such provision as shall be amended from time to time, whether before, on or (in the case of any re-enactment, or consolidation without substantive amendments) after the date hereof, and shall be deemed to include provisions of earlier legislation which have been re-enacted (with or without modification) or replaced (directly or indirectly by such provision) and shall further include all statutory instruments or orders from time to time made pursuant thereto;

(b)	reference to persons shall include individuals, bodies corporate, firms, partnerships or unincorporated associations;

(c)	all headings, sub-headings and table of contents herein are for the purpose of reference only and do not form part of this Agreement and shall not be deemed to alter or affect the meaning of any of the provisions hereof;

(d)	a reference to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of and schedules and appendices to this Agreement unless otherwise stipulated;

(e)	references to the singular number shall include references to the plural number and vice versa;

(f)	words denoting one gender include the other gender;

(g)	words denoting persons shall include their respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be; and

(h)	any reference to “pay”, or cognate expressions, includes payments made in cash or effected through inter-bank transfer to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds.

1.3	The Recitals, Schedules and Appendices to this Agreement, shall be taken, read and construed as essential parts of this Agreement.

1.4	In this Agreement a period of days from the occurrence of an event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and shall be reckoned from the day immediately following such event or act or thing), and if the last day of the period is not a Business Day, then the period shall include the next following day which is a Business Day.

1.5	In this Agreement words denoting an obligation on a Party to do any act matter or thing includes an obligation to procure that it be done and words placing such Party under a restriction includes an obligation not to permit infringement of the restriction.

1.6	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

2.	SALE AND PURCHASE OF PRODUCTS

2.1	The Purchaser hereby undertakes and agrees to purchase the Products from the Vendor in such quantities equivalent to the aggregate of United States Dollar Thirty Million (USD 30,000,000) (“Minimum Quantity”) for the price set forth in Schedule 1 hereto (“Price”). During the term of this Agreement, the Vendor, at its sole and absolute discretion and from time to time, may revise the Price with at least three (3) Business Days’ notice to the Purchaser. Any price changes shall be effective as of the date specified by the Vendor and shall apply to all Purchase Orders accepted by the Vendor on or after such date.

2.2	The Purchaser shall be obliged to provide its manufacturing output and expected order and delivery timeline for the Products for the Relevant Period (“Estimated Demand”). The Vendor shall be entitled to request for any modifications to the Estimated Demand. Premised on the Estimated Demand which shall be mutually agreed between the Parties, the Vendor shall endeavour to ensure its production will be able to meet such demand from the Purchaser, subject always that this does not create a binding obligation and commitment on the Purchaser. The manufacturing lead time for each Product will be provided in the applicable Purchaser Order (as hereinafter defined) accepted by the Vendor (“Manufacturing Lead “nine”). The Vendor may, at its discretion, vary, revise, change and/or amend the Manufacturing Lead Time from time to time by giving the Purchaser fourteen (14) days’ advance written notice.

2.3	All purchase orders of the Products shall be made in writing by the Purchaser ninety (90) days in advance to the Vendor and shall always be subject to the timeline and terms as set out in the Estimated Demand (“Purchase Order(s)”). The Vendor shall be entitled to either reject, modify or accept such Purchase Order. The Purchase Order(s) shall merely set out the quantity of Products ordered by the Purchaser and shall not contain any terms and conditions which are contradictory to the terms of this Agreement. In the event of any inconsistency between the terms of the Purchase Order(s) and the terms of this Agreement, the terms of this Agreement shall prevail. Purchase Order(s) issued and accepted by the Vendor (with or without modifications) shall be irrevocable. The Price as stated in the Purchase Order shall be referred to as the “Sales Contract Price”.

2.4	The Purchaser shall inspect each quantity of the Products delivered to it hereunder in such way that would reasonably and ordinarily be expected from a skilled and experienced customer such as the Purchaser (engaged in the same type of undertaking in the same or similar circumstances and conditions) in substantial compliance with the Applicable Laws.

2.5	In case Purchaser finds any Products supplied hereunder not to comply with the specifications or to be defective otherwise, it shall notify the Vendor thereof as soon as practically possible but in any case within two (2) days of delivery of the Products by the Vendor to the Purchaser. If the Purchaser fails to notify the Vendor of such defects or irregularities, the delivered Products shall be deemed to have been received by the Purchaser in good condition, in full compliance with the specifications and exactly as ordered by the Purchaser.

3.	PAYMENT

3.1	The Vendor shall be entitled to invoice the Purchaser for 100% of the purchase price as set forth in the Purchase Order in question, after the Purchase Order has been accepted by the Company (“Invoice”). The Purchaser agrees to comply, with the utmost care, with the terms of payment as stipulated by the Vendor or in the Invoice. The Invoice is due and payable within seven (7) days from the date of Invoice. For the avoidance of doubt, the Vendor shall only be responsible to execute, manufacture and delivery of the Product upon receipt of the payment of the Invoice in full and cleared funds. All payments to the Vendor shall be made by the Purchaser in cash or by electronic transfer to the Vendor’s designated bank account or such other mode of payment instructed by the Vendor from time to time.

3.2	Any overdue amounts shall attract interest at the rate of 8% per annum, accruing on a daily basis from the date such payment falls due until such date the overdue payment is paid in full.

3.3	The Purchaser shall not withhold payment or other amount due to the Vendor by reason of any right of set-off or counterclaim which the Purchaser may have or allege to have or for any reason whatsoever.

3.4	Notwithstanding the terms and conditions of this Agreement, in the event that the Purchaser faces difficulties to comply with its financial obligations or in case that any shipment is not paid by the Purchaser, the Vendor has the right to suspend performance of its obligations under this Agreement including refusing further shipments until satisfaction in full of all outstanding claims arising therefrom including interest and costs or until cheques or bills of exchange given for this purpose have been fully honored.

4.	DELIVERY, RISK AND TITLE

4.1	All Products ordered by Purchaser shall be delivered by the Vendor on a FOB basis to the designated location(s) as specified in the Purchase Order (“Designated Location”).

4.2	In events beyond the Vendor’s control that make delivery or transport impossible or unreasonably difficult, the Vendor shall be entitled to delay delivery until obstacles to delivery have been removed. These circumstances shall be communicated to the Purchaser. Any partial deliveries already made are deemed to constitute independent transactions; payment of the partial delivery may not be refused on account of the quantities still outstanding.

4.3	The risk to the Products delivered by the Vendor to the Purchaser under the terms of this Agreement shall pass to the Purchaser upon delivery of the Products to the Designated Location or when the Purchaser collects the Products from the Vendor.

4.4	Title in and to the Products shall only pass when the Vendor has received the payment for the Products from the Purchaser in full and cleared funds. The Vendor is entitled to claim reservation of title by simple declarations. Reservation of title shall also extend to resold goods and products resulting from processing. In the event of the goods being combined or mixed with material that does not belong to the Vendor, the Vendor shall always acquire co-ownership in the manufactured new items in the ratio of the value of the reserved-title product to the value of the new item. In this case the Purchaser is deemed to be custodian for the Vendor.

5.	WARRANTY, REPRESENTATION AND INDEMNITY

5.1	Each of the Party hereto hereby represents and warrants to the other that as at the date hereof and by signing this Agreement: -

(a)	it has the capacity to enter into this Agreement and be bound by all the terms and provisions herein contained;

(b)	the execution and performance of this Agreement does not contravene any provisions of its constitutional documents or any applicable law; and

(c)	save as disclosed in writing to the other Parties prior to the execution of this Agreement, it is not engaged in and is not aware of any pending or threatened litigation or governmental investigation or proceedings which may have a materially adverse effect on its ability to enter into this Agreement and to fulfil its obligations hereunder.

5.2	The Vendor will not be responsible for any damage to, or caused by, Products due to improper installation, improper storage, improper maintenance, unauthorized service, alteration or modification, negligent, abuse, or improper use by the Purchaser, its employees, agents, contractors and/or subcontractors. For the avoidance of doubt, the Vendor shall not be liable for any defective Product if the defect could have been discovered by the Purchaser and the Purchaser has failed to timely notify the Vendor of such defect in accordance with Clause 2.5.

5.3	Neither Party shall, to the maximum extent permitted under applicable law, be made liable or responsible to the other Party under this Agreement for any punitive, exemplary, indirect, consequential or incidental damages, whether foreseeable or unforeseeable and for loss of goodwill, profit, income or revenue of the other Party, regardless of whether such claim arises out of or in connection with this Clause or this Agreement.

5.4	The provisions set forth in this Clause 5 shall survive the termination of this Agreement.

6.	TERM AND TERMINATION

6.1	The term of this Agreement shall commence as of the Effective Date and shall remain in force until this Agreement is terminated in accordance with Clauses 6.2 and 6.3 below.

6.2	This Agreement may be terminated, without any penalty to the Vendor, with the mutual agreement of the Parties.

6.3	The Vendor may, at its sole and absolute discretion and without prejudice to such other rights and remedies as it may have against the Purchaser, forthwith terminate this Agreement by giving written notice to the Purchaser upon occurrence of any of the following (each referred to as “Event of Default”): -

(a)	the Purchaser is in default or commits any breach of its obligations under this Agreement;

(b)	the Purchaser goes into liquidation or shall have a judicial manager receiver or similar officer appointed in respect of or any encumbrance taking possession of any material part of its assets and/or undertaking;

(c)	the Purchaser becomes subject to insolvency; or

(d)	the Purchaser has a distress or execution levied or enforced upon or taken out against any material part of its property and the same shall not be discharged within fourteen (14) days thereof.

6.4	Upon determination or termination of this Agreement, the Purchaser shall immediately pay the Vendor all monies due and owing, arising out of or in connection with this Agreement (with interest thereon).

6.5	Upon termination of this Agreement for any reason, the Purchaser shall have no claim against the Vendor for any loss of distribution rights, loss of goodwill or any other damages arising out of such termination, such as (but not limited to) business profits.

7.	FORCE MAJEURE

A Party will not be liable if it delayed in and/or is prevented, restricted and/or impeded from performing any of its obligations under this Agreement due to an event caused by circumstances beyond its control, including but not limited to wars or national emergency, acts of terrorism, fire, flood, explosions, strikes, trade or labour dispute, shortage of labour, accidents, breakdowns, riot, protest, severe weather conditions, natural disasters, pandemics, act of governmental authority, acts of God, pandemics, epidemics, restrictions imposed by the Government, rules, regulations, orders or ordinances (“Force Majeure Event”). In the event that any delivery is suspended or delayed by reason of the occurrence of one or more of the Force Majeure Event, deliveries may be made, at the Vendor’s option, after cessation of such Force Majeure Event. Nothing herein will excuse the Purchaser’s obligation to pay in full for any part of the order delivered before or after commencement of cessation of such Force Majeure Event.

8.	CONFIDENTIALITY

Each Party shall not disclose the terms of this Agreement to any third party (other than the Party’s and its affiliates, employees, counsel or accountants on a need to know basis and subject always such parties having agreed to keep the terms of this Agreement confidential) except in order to comply with any applicable law, order, regulation or order of a court, governmental body or agency having competent jurisdiction; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation, provided, that all monetary damages shall be limited to actual, direct damage.

9.	NOTICES

9.1	All notices required to be given under this Agreement shall be in writing and shall addressed in accordance with the following:

(1)	If to the Purchaser:
	Address	Chuo-Ku, Harumi 3-10-1, 2F, Tokyo, 104-0053, Japan
	Email	anselm@asia.ne.jp
	Attention	Mr Anselm Wong

(2)	If to the Vendor
	Address	Unit No L4-E-8, Enterprise 4, Technology Park Malaysia Bukit Jalil, 57000 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia
	Email	aidenlee@graphjettech.com
	Attention	Mr Aiden Lee

9.2	The notice is deemed to be served by the sender and received by the addressee if:

(a)	by delivery in person, when delivered to the addressee; or

(b)	by prepaid registered post, five (5) Business Days from the date of postage; or

(c)	by courier service, at the time of the addressee’s receipt; or

(d)	by electronic mail, at the time of transmission as shown on the date stamp of the electronic mail,

but if delivery or receipt is on a day which is not a Business Day or is after 5.00 pm at the place of delivery or receipt, it is deemed received at 9.00 am on the next Business Day.

9.3	The Parties hereto shall promptly notify each other of any changes in the above details which shall be substituted for the above from the date of such notification.

10.	RELATIONSHIP BETWEEN THE PARTIES

Nothing contained in this Agreement shall or be deemed to constitute a partnership, principal and agent relationship or joint venture between the Parties and neither Party shall bound nor conduct itself in a manner to suggest that it has authority to bind the other in any way except as expressly permitted in this Agreement.

11.	GOVERNING LAW & JURISDICTION

This Agreement shall be governed by, and construed in accordance with the law of Malaysia. Any dispute, controversy or claim arising out of or in connection herewith, shall be referred to and finally resolved by the Courts of Malaysia.

12.	WAIVER AND SEVERANCE

12.1	No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party against which it is sought to be enforced. The delay or failure by either party to exercise or enforce any of its rights under this Agreement is not a waiver of that party’s right to later enforce those rights, nor will any single or partial exercise of any such right preclude any other or further exercise of these rights or any other right.

12.2	Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

13.	ASSIGNMENT

The Purchaser shall not assign, novate or transfer all or any part of its rights under this Agreement to any other person without first obtaining the written consent of the Vendor. The Vendor shall be entitled to assign, novate or transfer all or any part of its rights under this Agreement or delegate its performance under this Agreement without prior written approval of the Purchaser.

14.	COST AND EXPENSES

Each Party shall bear its own costs and expenses in respect of the negotiation, preparation and execution of this Agreement and any other cost and expense arising from subsequent amendments, if any. All stamp duty payable in respect of this Agreement shall be borne by the Purchaser.

15.	TIME

Time whenever mentioned in this Agreement is shall of the essence.

16.	COUNTERPARTS

This Agreement may be signed in any number of counterparts each of which shall together constitute one and the same agreement. Any party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

17.	ENTIRE AGREEMENT

This Agreement (including the schedules attached hereto) shall be the final expression of all Parties’ agreement and be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained therein, and supersede all prior negotiations, agreements and understandings, whether oral or written, between the Parties.

18.	INTELLECTUAL PROPERTY RIGHTS

The Vendor is the legal and beneficial owner of all Intellectual Property Rights relating to the manufacturing process of the Products. Such Intellectual Property Rights of the Vendor cannot be copied, used or dealt with by the Purchaser in manner whatsoever.

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IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the day and year first written above:

SCHEDULE 1

Price of the Products

NO	DESCRIPTION	REMARKS
1	Graphite per ton [***]
2	Graphene per gram [***]

*” Terms and condition

●	All price subject to market fluctuation
●	All price are exclusive of tax and other expenses
●	All item and or delivery at FOB only or CIF on demand basis